Exhibit 99.1

LEAPFROG ANNOUNCES SECOND QUARTER 2008 FINANCIAL RESULTS

EMERYVILLE, California—August 4, 2008—LeapFrog Enterprises, Inc. (NYSE:LF), a leading developer of technology-based learning products, today announced financial results for the second quarter ended June 30, 2008.

Second Quarter Financial Highlights

•	Increased year-over-year net sales by 22% to $68.3 million

•	Improved net loss to $20.6 million, or $0.32 per share

•	Improved gross margin to 39.3%

•	Decreased operating expenses to $49.0 million, including a 13% reduction in SG&A

“We completed a very important milestone in the second quarter with the on-time launch of our new Tag Reading System in June, and we also launched our two new web-connected educational gaming systems, Leapster2 and Didj, in early July,” said Jeffrey G. Katz, president and chief executive officer of LeapFrog. “The early sell-through of Tag and Tag books is good and our overall second quarter U.S. Consumer sales were strong, reflecting initial sales to retailers of Tag, Leapster2 and Didj. Leapster continues to sell well and early online results for Leapster2 are also good. That said, the second half of the year will be much more important with respect to sell-through of these products particularly given the seemingly endless bad economic news impacting consumers. Looking ahead to the second half, we are locked and loaded to support our biggest ever product launch year. We’ll be focused on continued supply chain execution, the launch of the LeapFrog Learning Path in August, and a broad media and promotional campaign consistent with the large scope of products we are bringing to market.”

Second Quarter 2008 Financial Results

Net Sales and Segment Results

Net sales for the quarter ended June 30, 2008 were $68.3 million, compared with $56.0 million for the quarter ended June 30, 2007, an increase of 22.0% Net sales from the U.S. Consumer segment totaled $50.0 million for the second quarter 2008, compared with $31.9 million for the second quarter 2007. The increase from 2007 was the result of initial shipments of new products. Net sales from the International segment declined to $12.3 million for the second quarter 2008, compared with $13.9 million for the second quarter 2007. The International segment’s sales do not reflect the impact of new products, as they will be introduced in the second half of 2008. Net sales from the School segment totaled $6.0 million for the second quarter 2008, down from $10.2 million for the second quarter 2007 due to the continuing effects of strong competition compounded by weak school funding levels.

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LeapFrog Enterprises, Inc.

Gross Profit and Gross Margin

Gross profit improved to $26.9 million in the second quarter 2008, compared with $20.3 million for the second quarter 2007. Gross margin for the quarter ended June 30, 2008 increased to 39.3%, compared with 36.2% for the second quarter 2007, reflecting the accretive effect of new, higher-margin product sales and reduced discounts.

Operating Expenses

Operating expenses decreased 3.3% to $49.0 million for the second quarter 2008, compared with $50.7 million for the second quarter 2007. Selling, general and administrative expense decreased 13.0% to $26.0 million for the second quarter 2008 and research and development expense decreased 7.9 % to $12.9 million. These declines were driven by previously implemented headcount reductions. Advertising expense nearly doubled year-over-year to $7.8 million for the second quarter 2008, supporting the initial roll-out of the Tag Reading System in June.

Other Income/(Expense)

Other income/(expense) included a $1.6 million write-down of the company’s investment in auction rate securities to a carrying value of $9.8 million.

Provision for/(Benefit from) Income Tax

LeapFrog recognized an income tax benefit of $2.8 million for the second quarter 2008 compared with an expense of $0.4 million for the second quarter 2007. The 2008 quarter includes a $1.9 million benefit from the completion of the examination by the IRS of claims for research and experimentation credits as well as a tax benefit from year-to-date losses on foreign operations.

Net Loss

The company recorded a net loss of $20.6 million, or $0.32 per share, for the second quarter 2008, compared with a net loss of $28.0 million, or $0.44 per share, for the second quarter of 2007. Higher sales and gross margin and lower operating expenses all contributed to the improved financial results.

Balance Sheet

Inventories were $86.3 million at June 30, 2008, compared with $103.8 million at June 30, 2007 and $52.4 million at December 31, 2007. Cash and investments totaled $78.1 million at June 30, 2008, compared with $153.8 million at June 30, 2007 and $104.4 million at December 31, 2007.

Bill Chiasson, chief financial officer, stated, “We’re pleased with second quarter sales, which are a good early indicator of potential demand for our new products. Second quarter Leapster sales were strong and Tag got off to a good start. While we are encouraged by our second quarter results, our guidance remains unchanged. It is still early in the selling season and we continue to expect the majority of our 2008 shipments and consumer purchases will occur in the second half of the year, as usual. In addition, the outlook for consumer spending remains weak.”

The company reiterated its current expectations for full year 2008 results:

•	New products introduced in 2007 and 2008 are expected to comprise approximately half of 2008 net sales;

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LeapFrog Enterprises, Inc.

•	Net sales are expected to grow at an annual percentage rate in the mid-to-high teens;

•	Gross margin is expected to continue to improve;

•	Selling, general and administrative expenses and research and development expenses are expected to decrease approximately 10%-15% year-over-year;

•	The company expects a nominal loss for the year; and

•	Cash and investments are expected to be approximately $100 million at year-end.

Conference Call and Webcast

A conference call will be held today, August 4, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to provide further discussion of the results for the second quarter of 2008. A live Web cast of the conference call will be offered on LeapFrog’s investor relations website at www.leapfroginvestor.com and on www.earnings.com. To participate in the call, please dial (706) 634-0183 and request Conference ID 56966204. A replay of the Web cast will be available on these Web sites through August 4, 2009. A telephone replay is also available through September 4, 2008 at (706) 645-9291; I.D. No. 56966204.

About LeapFrog

LeapFrog Enterprises, Inc. is a leading designer, developer, and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with an extensive library of software titles covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created a broad line of stand-alone educational products for children. LeapFrog’s award-winning products are available in six languages at major retailers in more than 35 countries around the world. LeapFrog School’s multisensory products currently reach students in more than 100,000 classrooms across the United States. LeapFrog School is a business division of LeapFrog Enterprises, Inc.

NOTE: LEAPFROG, the LeapFrog Logo, TAG, LEAPSTER, and DIDJ are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

Cautionary Statement under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, including statements regarding the timing, scope and success of future product launches, expected benefits of new products and services, anticipated 2008 financial results, including expected net sales, margins, expenses, profitability, cash flow and cash balances for 2008. These forward-looking statements involve risks and uncertainties, including risks related to the company’s ability to launch and support new products, services and features on time and at anticipated margin and profit levels; the acceptance by consumers, retailers and

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schools of the company’s new strategy related to Internet-connected products and related Internet services, including with respect to the LeapFrog Learning Path; the company’s ability to launch and operate its network infrastructure to support the new Internet-related business; the effect of marketing on the sales of the company’s products and services; and overall consumer sentiment. These and other risks and uncertainties detailed from time to time in the company’s SEC filings, including its 2007 annual report on Form 10-K filed on March 13, 2008, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

Contact Information:

Investors:	Media:

Eileen VanEss	Mischa Dunton
Investor Relations	Corporate Communications
(510) 420-5361	(510) 596-5441

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LEAPFROG ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30,		December 31, 2007
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$68,308	$64,260	$93,460
Short-term investments	—	75,500	—
Accounts receivable, net of allowances	50,880	35,456	126,936
Inventories	86,329	103,782	52,415
Prepaid expenses and other current assets	25,136	21,482	20,427
Deferred income taxes	3,481	3,959	3,405

Total current assets	234,134	304,439	296,643
Property and equipment, net	37,879	30,846	34,017
Deferred income taxes	213	159	213
Intangible assets, net	24,003	25,221	24,512
Long-term investments	9,792	14,000	10,925
Other assets	3,843	9,139	4,152

Total assets	$309,864	$383,804	$370,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$56,414	$51,368	$46,868
Accrued liabilities and deferred revenue	30,627	28,187	57,591
Income taxes payable	118	1,405	93

Total current liabilities	87,159	80,960	104,552
Long-term liabilities	21,104	22,215	22,438
Commitments and contingencies	—	—	—
Stockholders’ equity:
Class A common stock, par value $0.0001; 139,500 shares authorized; shares issued and outstanding: 36,042, 35,317 and 35,857 at June 30, 2008 and 2007, and December 31, 2007, respectively	4	4	4
Class B common stock, par value $0.0001; 40,500 shares authorized; shares issued and outstanding: 27,614 at June 30, 2008 and 2007, and December 31, 2007, respectively	3	3	3
Treasury stock	(185)	(185)	(185)
Additional paid-in capital	358,994	348,712	353,857
Accumulated other comprehensive income	5,033	3,476	4,036
Accumulated deficit	(162,248)	(71,381)	(114,242)

Total stockholders’ equity	201,601	280,629	243,473

Total liabilities and stockholders’ equity	$309,864	$383,804	$370,463

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$68,341	$55,995	$126,615	$116,919
Cost of sales	41,454	35,711	78,597	71,932

Gross profit	26,887	20,284	48,018	44,987
Operating expenses:
Selling, general and administrative	26,013	29,909	56,774	62,342
Research and development	12,876	14,032	24,986	28,493
Advertising	7,793	4,223	12,325	9,806
Depreciation and amortization	2,366	2,510	4,717	4,929

Total operating expenses	49,048	50,674	98,802	105,570

Loss from operations	(22,161)	(30,390)	(50,784)	(60,583)
Other income (expense):
Interest income	749	2,205	1,897	4,439
Interest expense	(20)	(66)	(33)	(74)
Other (expense) income, net	(1,983)	637	(2,557)	417

Total other income (expense)	(1,254)	2,776	(693)	4,782

Loss before provision for income taxes	(23,415)	(27,614)	(51,477)	(55,801)
Provision for (benefit from) income taxes	(2,846)	414	(3,471)	2,653

Net loss	$(20,569)	$(28,028)	$(48,006)	$(58,454)

Net loss per common share:
Basic and diluted	$(0.32)	$(0.44)	$(0.75)	$(0.92)
Shares used in calculating net loss per common share:
Basic and diluted	63,679	63,325	63,645	63,280

LEAPFROG ENTERPRISES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2008	2007
Net loss	$(48,006)	$(58,454)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,256	8,764
Unrealized foreign exchange (gain) loss	823	(2,084)
Deferred income taxes	(76)	(2,814)
Stock-based compensation	5,112	4,545
Impairment of investment in auction rate securities	1,731	—
Investment accretion	—	(778)
Provision for (recovery on) doubtful accounts	569	(226)
Other changes in operating assets and liabilities:
Accounts receivable	75,487	106,586
Inventories	(33,914)	(30,762)
Prepaid expenses and other current assets	(4,709)	1,857
Other assets	310	(2)
Accounts payable	9,546	4,648
Accrued liabilities and deferred revenue	(27,351)	(21,814)
Long-term liabilities	(1,339)	2,545
Income taxes payable	25	681
Other	(20)	(740)

Net cash provided by operating activities	(12,556)	11,952

Investing activities:
Purchases of property and equipment	(12,591)	(11,097)
Purchases of investments	—	(442,341)
Sale of investments	—	434,403

Net cash used in investing activities	(12,591)	(19,035)

Financing activities:
Proceeds from the exercise of stock options and employee stock purchase plan	419	1,588

Net cash provided by financing activities	419	1,558

Effect of exchange rate changes on cash	(424)	2,441

Net change in cash and cash equivalents for the period	(25,152)	(3,054)
Cash and cash equivalents at beginning of period	93,460	67,314

Cash and cash equivalents at end of period	$68,308	$64,260